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         All Star Gas proposes offer to purchase and consent solicitation of its
12 7/8% notes.

         In a meeting with noteholders on March 1, 2000, All Star Gas Corporation advised the noteholders that it expects to initiate an offer to purchase and consent solicitation for all $127,200,000 of its 12 7/8% senior secured notes due 2004. The Company expects that the aggregate consideration for the purchase and consent will be $100,000,000, or $786 per $1,000 principal amount of the notes, payable at closing of the offer without any further accrual of interest. Consummation of the offer is expected to be subject to several conditions including an amendment of the indenture governing the notes, closing of the sale of certain of the Company's assets and completion by the Company of recapitalization of its remaining assets. Subject to final approvals, holders of approximately 98% of the outstanding notes have advised the Company that they expect to accept the offer to purchase. No assurance can be given that the transaction will be completed as proposed.

         This Press Release includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. There can be no assurance that such expectations will prove to be correct. Investors and prospective investors should read this Press Release in conjunction with the Company's periodic reports filed with the Securities and Exchange Commission.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417-532-3103.